SIGNET INTERNATIONAL HOLDINGS, INC.
FINANCIAL CODE OF ETHICS

As a public company, it is of critical importance that Signet International Holdings, Inc. (“Signet”) filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with Signet, employees may be called upon to provide information to assure that Signet’s public reports are complete, fair, and understandable. Signet expects all of its employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to Signet’s public disclosure requirements.

Signet’s Finance Department bears a special responsibility for promoting integrity throughout Signet, with responsibilities to stakeholders both inside and outside of Signet. The Chief Executive Officer (CEO), Chief Financial Officer (CFO), and Finance Department personnel have a special role both to adhere to the principles of integrity and also to ensure that a culture exists throughout Signet as a whole that ensures the fair and timely reporting of Signet’s financial results and conditions. Because of this special role, the CEO, CFO, and all members of Signet’s Finance Department are bound by Signet’s Financial Code of Ethics, and by accepting the Financial Code of Ethics, each agrees that they will:

-	Act with honesty and integrity, avoiding actual or actual conflicts of interest in personal and professional relationships.

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Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in the reports and documents that Signet files with, or submits to, government agencies and in other public communications.

-	Comply with the rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

-	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

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Respect the confidentiality of information acquired in the course of one’s work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage.

-	Share job knowledge and maintain skills important and relevant to stakeholders needs.

-	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community.

-	Achieve responsible use of, and control over, all Signet assets and resources employed by, or entrusted to yourself, and your department.

-	Receive the full and active support and cooperation of Signet’s Officers, Sr. Staff, and all employees in the adherence to this Financial Code of Ethics.